Exhibit 77Q2

The India Fund, Inc.

Section 16(a) Beneficial Ownership Reporting
Compliance

A Form 3 for the below individuals were not filed within the required regulatory timeframe:

Adrian Lim - Vice President
Kasey Deja - Vice President

A Form 4 for the below individuals were not filed within the required regulatory timeframe:

Stephane Henry - Director